EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB 2 No. 333-________) and the related Prospectus of Global Axcess Corp for the registration of up to 8,253,400 shares of its common stock and to the inclusion of our report dated January 6, 2006 with respect to the financial statements of Amer-E-Com Digital Corporation's ATM Division as of and for the year ended December 31, 2004, filed with the Securities and Exchange Commission.



/s/ Kirkland, Russ, Murphy & Tapp, P.A.
Certified Public Accountants
Clearwater, Florida
January 10, 2006